Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, no par value, of Amerigon Incorporated; and further agree that this Joint Filing Agreement be included as Exhibit 1.  In evidence thereof, the undersigned hereby execute this agreement this 14th day of February, 2012.

February 14, 2012
Date

PARK WEST ASSET MANAGEMENT LLC

By:	/s/James J. Watson
Name:	James J. Watson
Title:	Chief Financial Officer

/s/Peter S. Park
Peter S. Park